[Francis & Co., CPAs Letterhead]




June 29, 2004


Thomasville Bancshares, Inc.
301 North Broad Street
Thomasville, Georgia 31792


Ladies and Gentlemen:

We inform you that we have been furnished a copy of Form 12b-25, to be filed on or about June 29, 2004 by Thomasville Bancshares, Inc. (the "Company") in connection with its 401(k) Profit Sharing Plan, which contains notification of the Company's inability to file its Form 11-K by June 28, 2004. We have read
Part III of the Form 12b-25, and we agree with the statements made therein.


Yours truly,

/s/ Francis & Co., CPAs

Francis & Co., CPAs